EXHIBIT 10.1


                            AFTER MARKET SUPPORT, LLC
                           5251 DTC Parkway, Suite 1050
                         Greenwood Village, CO  80111-2739
                       (720) 489-4913    Fax (303) 728-3542

September 24, 2007


Daniel J. Brinker
Chairman of the Board and CEO
American TonerServ Corporation
475 Aviation Blvd., Suite 100
Santa Rosa, CA  95403

Re:  After Market Support, LLC Consulting Agreement

Dear Mr. Brinker:

     After Market Support, LLC, a Delaware limited liability company ("AMS"), is engaged in the business of providing comprehensive investor relations services designed specifically for micro-cap and small-cap public companies, offering a strategic path to a NASDAQ Capital Market listing. American TonerServ Corporation, a publicly owned and traded California corporation, desires to engage AMS as its exclusive investor relations consultant. This letter agreement (the "Agreement") will confirm our prior conversations, negotiations and agreement regarding the Services (as that term is defined in Section 1 below) to be performed by AMS as the exclusive investor relations consultant to American TonerServ Corporation and its subsidiaries, affiliates and controlled persons (collectively, the "Company") and the Company's duties and obligations to AMS. This Agreement shall become effective upon its execution by both AMS and the Company. AMS and the Company are sometime individually referred to as a "Party" and collectively as the "Parties".

     I. Performance of the Services. AMS covenants and agrees to execute the strategic and tactical plans, objectives, the third party marketing plan (the "Partner Marketing Plan") and underlying services set forth on Exhibit A annexed hereto and hereby incorporated herein by reference (collectively the "Services"). In doing so, AMS shall make itself available to consult with the Board of Directors and the officers, senior managers, representatives and agents of the Company at reasonable times during normal business hours, concerning matters pertaining to the Company's investor relations and aftermarket support plans and programs ("Program"). The primary objectives of the Program will be to: (i) achieve recognition of the Company with the financial community, investors and the public as a provider of print management solutions to middle-market companies; (ii) recommend strategies to enhance shareholder value; (iii) increase retail and institutional interest in the Company's common stock, its only class of trading securities; and (iv) achieve a listing upgrade to the NASDAQ Capital Market.

     II. Performance by the Company. Pursuant to the terms of this Agreement, the Company hereby covenants and agrees to follow the strategic and tactical parameters of the Program and to cooperate with, aid and assist AMS in its performance of the Services.


     III. Term and Termination. The term of this Agreement shall commence upon its execution by both AMS and the Company and shall continue for a period of twelve (12) months, or such longer period as mutually agreed to by the Parties in writing ("Term"). This Agreement shall be terminable by either Party on 30 days prior written notice. This Agreement can also be terminated on November 30, 2007 if the Financing (described below) is not completed by that time. In the event of termination, all fees due to AMS shall be paid including its Monthly Fee (as that term is defined in Section IV below) through the date of the termination notice.

     IV. AMS's Compensation and Payment. As its total compensation for the Services to be rendered by AMS under this Agreement, the Company agrees to compensate AMS in cash and securities as follows:

          A. Cash. During the Term of this Agreement, the Company covenants and agrees to pay to AMS a monthly fee of $10,000 per month commencing October 1, 2007 (the "Monthly Fee"). Until the closing date of the Company's upcoming financing of at least $5,000,000 (the "Financing"), Monthly Fee payments shall be made in advance on the first day of each month against invoices submitted by AMS. All Monthly Fee payments which have not been received by AMS within 10 days of the due dates, as set out on the monthly invoices, are subject to interest at the rate of 2% per month (or such lesser rate as may be required by applicable law). Commencing with the first full calendar quarter following the closing date of the Financing, the Company covenants and agrees to pay the Monthly Fees to AMS, in advance, on a quarterly basis at the rate of $30,000 per quarter against invoices submitted by AMS. All Monthly Fee payments which have not been received by AMS within ten days of the due dates, as set out on the quarterly invoices, are subject to interest at the rate of 2% per month (or such lesser rate as may be required by applicable law);

          B. Common Stock. As additional consideration, and in recognition of the unique nature and value of the Services the Company hereby sells to AMS (or Keating Investments, LLC ("Keating Investments") and/or its designees) an aggregate of 3,000,000 restricted (i.e., unregistered) shares of the Company's Common Stock, par value of $0.001 per share (the "Shares"), for $3,000. In the event that the Company does not raise at least $5,000,000 within a period of 12 months following the execution of this Agreement, AMS (or Keating Investments and/or its designees) covenants and agrees to return 200,000 Shares to the Company for every $1,000,000 below the $5,000,000 up to an aggregate of 1,000,000 Shares to the Company, representing thirty-three and one-third percent (33 1/3%) of the total Shares purchased by AMS (or Keating Investments and/or its designees) above. In the event that the Company does not achieve a NASDAQ Capital Market listing within a period of 12 months following the execution of this Agreement, AMS (or Keating Investments and/or its designees) covenants and agrees to return an aggregate of 1,000,000 Shares to the Company, representing thirty-three and one-third percent (33 1/3%) of the total Shares purchased by AMS (or Keating Investments and/or its designees) above. In the event the Company terminates AMS on or before November 30, 2007 subject to its sole discretion in Section III of this Agreement, AMS (or Keating Investments and/or its designees) covenants and agrees to return 2,000,000 Shares to the Company for a total of $2,000.

          C. Payments of Monthly Fees, Partner Marketing Fees and Expenses. Within ten days following the closing date of the Financing, the Company covenants and agrees: (i) to open a bank account at Steele Street State Bank at 55 Adams Street, Denver, Colorado 80206 with the Company as the sole signatory (the "Account"); and (ii) to deposit a sum equal to at least $250,000 representing the Partner Marketing Fees (as that term is defined in Section V below) plus the aggregate Monthly Fees due through the remainder of the Term in the Account. All payments of the Monthly Fees, the Partner Marketing Fees and the Expenses (as that term is defined in Paragraph IV D) shall be made from the Account via federal wire transfer or ACH. The Company shall obtain and deliver to AMS a Debit/Credit card (the "Card") for the Account for the sole purpose of paying the Partner Marketing Fees and the Expenses. Prior to the use of the Card by AMS, AMS shall give the Company 30 business days prior written notice containing a full detailed description of the nature and amount of any Partner Marketing Fee sought to be paid; and 15 days prior written notice containing a full detailed description of the nature and amount of any distribution costs, printing costs, airline travel, hotel accommodations, road shows, investor conferences, and other ordinary and necessary costs and expenses that AMS intends to incur in the performance of the Services (collectively the "Expenses"). No payment shall be made out of the Account until and unless the Company shall have furnished AMS with prior written approval of such expenditure. When Expenses payments aggregate $5,000, the Company shall deposit the amount thereof into the Account.

     V.   Partner Marketing.   In consideration of AMS entering into this
Agreement, the Company hereby agrees to undertake the services and pay the associated costs, fees and expenses (the "Partner Marketing Fees") in connection with the Partner Marketing Plan set forth on Exhibit A annexed hereto. The elements of the Partner Marketing Plan, the costs thereof and the related timing may only be modified upon mutually written consent by the Company and AMS. The Company agrees to deposit the at least $250,000 estimated cost of the Partner Marketing Plan as well the Monthly Fee in the Account as set forth in Section IV D above.

     VI. Compliance with Law. The Parties hereto acknowledge and agree that AMS is not rendering legal advice or performing tax, accounting or auditing services. The Company is solely responsible for compliance with all federal, state and local laws, ordinances, regulations, statutes, rules, orders, injunctions, judgments and decrees applicable to the Company (collectively, the "Laws"), including, without limitation, federal and state securities laws. The Company is responsible for ensuring that any presentation (written, oral, web cast or other format), press release, marketing materials, website materials, documents or disclosures comprising or resulting from the Services are truthful and complete and otherwise comply with all Laws.

     VII. Independent Contractor. AMS is and will hereafter act as an independent contractor and not as an employee of the Company and nothing in this Agreement shall be interpreted or construed to create any employment, partnership, joint venture, or other relationship between AMS and the Company. AMS will not hold itself out as having, and will not state to any person that AMS has, any relationship with the Company other than as an independent contractor. AMS shall have no right or power to find or create any liability or obligation for or in the name of the Company or to sign any documents on behalf of the Company. AMS shall be free to provide services for other persons and entities, which services shall not be deemed to be in conflict with the services to be performed by AMS under this Agreement; provided, however, that AMS shall not, during the Term hereof, perform services similar to those set forth herein to any third party that directly competes with the business of the Company without the prior written consent of the Company.

     VIII. AMS's Related Parties. AMS is a wholly-owned subsidiary of Keating Investments, an investment advisor registered with the United States Securities and Exchange Commission. Keating Securities, LLC ("Keating
Securities") is a 90% owned subsidiary of Keating Investments.   Keating
Securities is a broker-dealer registered with the U.S. Securities and Exchange Commission and various state securities commissions and agencies, and is a member of the National Association of Securities Dealers (the "NASD") and Securities Investor Protection Corporation. AMS hereby acknowledges and agrees that the Services are being provided solely by AMS, and that neither Keating Securities nor Keating Investments will be providing any of the Services in any capacity whatsoever.

     IX. Market-Making Activities. AMS hereby represents to the Company that Keating Securities, an affiliate of AMS, is currently registered and licensed to publish a quotation for, and act as market-maker in, a security under the rules of the NASD and, as such, Keating Securities may, in its sole discretion and subject to regulatory requirements, make a market in the Company's common stock from time to time. The Company hereby acknowledges and agrees that: (A) NASD Rule 2460 specifically prohibits broker-dealers such as Keating Securities from accepting any payment or other consideration, directly or indirectly, from an issuer of a security, or any affiliate or promoter thereof, for publishing a quotation, acting as market maker in a security, or submitting an application in connection therewith; (B) Keating Securities maintains full compliance with this rule at all times, and the Services to be provided hereunder are "bona fide services" as permitted by Rule 2460; (C) the compensation payable to AMS under this Agreement is not, and should not be construed to be, for the provision of any market-making services; and (D) nothing contained in this Agreement shall be construed as an agreement by AMS to cause Keating Securities to make a market in the Company's common stock.

     X. Availability and Accuracy of Information. The Company shall furnish AMS with all reasonable information and material requested or required by AMS involving the Company including, without limitation, information concerning historical and projected financial results, public and regulatory filings, material contracts and commitments, proposed financings, acquisitions or other transactions, and possible and known litigation, environmental and other contingent liabilities of the Company ("Information"). The Company also agrees to make available to AMS such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as AMS may reasonably request. The Company will promptly advise AMS of any material changes in the Company's business or finances. The Company represents and warrants that the Information provided or made available to

AMS by the Company, at all times during the Term is and shall be complete and true in all material respects and will, to the best of its knowledge and belief, not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements thereof not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided to AMS will have been prepared in good faith and will be based upon assumptions that, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in performing the Services AMS will be using and relying on the Information, without independent investigation, appraisal or verification, and AMS assumes no responsibility for the accuracy or completeness of the Information. The Company is solely responsible for the compliance with Laws of any presentation (written, oral, web cast or other format), press release, marketing materials, website materials, documents or disclosures created pursuant to this Agreement.

     XI. Indemnification. The Company agrees to indemnify and hold harmless AMS, its controlling persons and affiliates and their respective officers, directors, shareholders, members, partners, employees, agents, advisors and affiliates and control persons of any of the above (each an "Indemnified Person") from and against all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever, including, without limitation, reasonable attorneys' fees (collectively, "Losses") that are related to or arise out of (A) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, (B) any breach of any warranty, representation or agreement of Company contained in this Agreement, or (C) actions taken or omitted to be taken by an Indemnified Person with the consent of or in conformity with the actions or omissions of the Company. The Company shall not be responsible, however, for any Losses pursuant to the preceding sentence that are determined in a final judicial determination or final conclusion of an arbitrator engaged by the Parties pursuant to the terms of this Agreement to have resulted from gross negligence or reckless or wrongful conduct of AMS; and AMS agrees to indemnify and hold Company harmless from any Losses incurred by the Company arising solely out of: (i) the gross negligence and reckless or wrongful conduct of AMS as determined in a final judicial determination or final conclusion of an arbitrator engaged by the parties hereto pursuant to the terms of this Agreement or (ii) any breach of any warranty, representation or agreement of AMS contained in this Agreement. The Company agrees to reimburse each Indemnified Person for all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel for such Indemnified Person) of such Indemnified Person in connection with investigating, preparing, conducting or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party, or in connection with enforcing the rights of an Indemnified Person under this Agreement. The indemnity agreements under this Section shall survive the completion of the Services rendered by AMS and the termination or expiration of this Agreement.

     XII. Disclosure and Confidentiality. Any advice, descriptive memoranda or other documentation rendered by AMS pursuant to this Agreement:
(A) may not be disclosed publicly or to any third party without the prior written approval of AMS; and (B) shall be reviewed by the Company for compliance with all Laws prior to its public dissemination. The Company shall clearly indicate to AMS any Information provided to AMS that has not been publicly disclosed. All non-public information provided by the Company to AMS shall be considered confidential information and shall be maintained as such by AMS, except as required by law or as required to enable AMS to perform its Services pursuant to this Agreement, until the same becomes known to third parties or the public without release thereof by AMS.

     XIII. Restricted Securities. AMS acknowledges, accepts and understands that until and unless the same are registered under the Securities Act of 1933, as amended (the "33 Act"): (i) the Shares will be "restricted securities" as that term is defined under the 33 Act; (ii) AMS will be acquiring the Shares solely for its own account, for investment purposes and without a view towards the resale or distribution thereof; (iii) the Shares will be subject of stop transfer orders on the books and records of the Company's transfer agent and shall be imprinted with a standard form of restrictive legend; and (iv) any sale of the Shares will be accomplished only in accordance with the 33 Act and the rules and regulations of the Securities and Exchange Commission adopted thereunder.

     XIV. Miscellaneous.

          A. Use of AMS Name. Before the Company releases any information referring to AMS's role as the Company's investor relations consultant under this Agreement or uses AMS's name in a manner which may result in public dissemination thereof, the Company shall furnish drafts of all documents or prepared oral statements to AMS for comments, and shall not release any information relating thereto without the prior written consent of AMS, which shall not unreasonably be withheld. Nothing herein shall prevent the Company from releasing any information to the extent that such release is required by law.

          B. Authorization. The Company represents and warrants that this Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of any transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates or conflicts with any law, regulation, contract or order binding the Company.

          C. Binding Effect. The terms, provision and conditions of this Agreement are solely for the benefit of the Company and AMS and the other Indemnified Persons and their respective heirs, successors and permitted assigns and no other person or entity shall acquire or have a right by virtue of this Agreement. This Agreement may not be assigned by either Party without prior written consent of the other Party.

          D. Entire Agreement. Each of the Parties hereby covenants that this Agreement is intended to and does contain and embody herein all of the understandings and agreements, both written and oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding, express or implied, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

          E. Amendment. No provision of this Agreement may be waived or amended except in a writing signed by both Parties. A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision.

          F. Counterparts. This Agreement may be executed by facsimile signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each Party executes each counterpart, or that any one counterpart be executed by more than one party so long as each Party executes at least one counterpart.

          G. Validity. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement.
          H. Governing Law. This Agreement shall be governed by and constructed under the laws of the State of Colorado without regard to such state's conflicts of law principles, and may be amended, modified or supplemented only by written instrument executed by Parties hereto.

          I. Arbitration. All disputes, controversies or claims ("Disputes") arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each Party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within twenty (20) business days following notice of the Dispute to the other Party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in Denver, Colorado in accordance with the international rules of the American Arbitration Association. The arbitrators may award attorneys' fees and other related arbitration expenses, as well as pre- and post-judgment interest on any award of damages, to the prevailing Party, in their sole discretion. The Parties agree that a panel of three arbitrators shall be required, all of whom shall be fluent in the English language, and that the arbitration proceeding shall be conducted entirely in the English language. Any award of the arbitrators shall be deemed confidential information, except to the extent public disclosure of such information is required by applicable securities laws or regulations.

          J. Notices. All notices required by the terms of this Agreement shall be in writing and delivered to the other Party at the addresses set forth below, either by personal delivery, by a recognized international overnight courier service, or by facsimile. Notices will be deemed given as of the date of receipt, which date shall be evidenced by the signature of an authorized representative of the receiving party or by written evidence of a successful transmission of either a facsimile or e-mail message.

     If to AMS:                             If to Company:

     After Market Support, LLC              American TonerServ Corporation
     Justin K. Davis                        Daniel Brinker
     5251 DTC Parkway, Suite 1050           Chairman of the Board and CEO
     Greenwood Village, CO 80111-2739       475 Aviation Blvd., Suite 100
     (720) 489-4913 Telephone               Santa Rosa, CA  95403
     (303) 728-3542 Fax                     (800) 736-3515 Telephone
                                            (707) 578-7304 Fax

     If the forgoing correctly sets forth the entire understanding and agreement between the Company and AMS, please so indicate by executing this Agreement as indicated below and returning an executed copy to AMS together, whereupon this Agreement shall constitute a binding agreement as of the date first above written.

ACCEPTED AND AGREED TO:

AMERICAN TONERSERV CORPORATION            AFTER MARKET SUPPORT, LLC



By:/s/ Daniel Brinker                    By:/s/ J. Keating
   Daniel Brinker, Chairman and CEO         Timothy J. Keating, Manager